Exhibit 99.1

Bill.com Completes Acquisition of Invoice2go

Advances platform with leading mobile-first accounts receivable solution

Expands footprint to serve international markets

Extends reach to serve sole proprietors

SAN JOSE, Calif., September 1, 2021 – Bill.com (NYSE:BILL), a leading provider of cloud-based software that simplifies, digitizes, and automates complex back-office financial operations for small and midsize businesses (SMBs), announced today it has completed its acquisition of Invoice2go, a leading mobile-first accounts receivable (AR) software provider.

“We are thrilled to welcome the Invoice2go team to Bill.com,” said René Lacerte, Bill.com CEO and Founder. “Together, we can more quickly advance our accounts receivable offering and accelerate our innovation agenda for small businesses. Invoice2go has a phenomenal mobile-first solution that makes it easy for businesses to engage with their customers, develop bids, send invoices, and get paid faster.”

“We see unique value in having strong payables and receivables solutions on one platform which enables customers to have visibility into payments coming and going, providing more control in managing their cash. With the accounts receivable expertise and international footprint that the Invoice2go team brings, we will accelerate our vision to be the one-stop solution for businesses to transform their financial operations,” concluded Mr. Lacerte.

“We are excited to join Bill.com. We have long-admired the company’s dedication to serving SMBs and helping them with their digital transformation journeys,” said Mark Lenhard, CEO of Invoice2go. “With Bill.com’s payments expertise, large network, and strong go-to-market capabilities combined with Invoice2go’s product capabilities, we can make it even easier for businesses to get paid quickly and electronically.”

The acquisition will enhance Bill.com’s current accounts receivable offering and supports Bill.com’s mission to make it simple to connect and do business.

Testimonials

“As a freelancer, it’s just me — so I spend a lot of my time on behind-the scenes business management. Having Invoice2go has already been so helpful, and I’m excited to hear they can offer me even more support by joining Bill.com. It will be especially useful if I can manage my business expenses along with my revenue within a single platform.” - Madeleine Nance, Small Business Owner

“I have been a long-time customer of Invoice2go and they have been such a great resource for my business for years. Even as a smaller company they provided great functionality and great customer service for me, but now joining forces with Bill.com I look forward to seeing many new features and benefits for customers like myself.” - Matt Cameron, Cameron Photography

“It’s exciting to learn that Bill.com has teamed up with Invoice2go to help small businesses run a more efficient back-office. This acquisition also complements Bill.com’s recent purchase of Divvy, which brings expense management into Bill.com’s platform and solutions. These brands collectively make running the back office easy for small businesses.” - Nick Pasquarosa, founder & CEO of Bookkeeper360

“As a firm, we rely on our technology partners to help us deliver the best service to our clients. Having Bill.com, Divvy and Invoice2go, three robust solutions in one trusted partner like Bill.com, is ideal. This is what the market needs, and I’m not surprised that Bill.com is the one to deliver on it.” - Larry Kammerer, Partner in Charge, Outsourced Finance & Accounting, Moss Adams

Transaction Information

Bill.com completed its acquisition of Invoice2go for approximately $625 million (75% in Bill.com stock and 25% in cash). Invoice2go shareholders received approximately 2 million Bill.com shares based on a 20-day average closing price of $237.32, which we intend to register promptly on Form S-3 for resale and Form S-8 in connection with assumed options.

Bill.com intends to provide a financial update inclusive of Invoice2go on its regularly scheduled fiscal first quarter earnings call.

Cautionary Language Concerning Forward-Looking Statements

This press release contains forward-looking statements relating to expectations, plans, and prospects including expectations relating to the benefits that will be derived from this transaction. These forward-looking statements are based upon the current expectations and beliefs of Bill.com’s management as of the date of this release, and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements including, without limitation, risks related to: Bill.com’s ability to successfully integrate Invoice2go and its recently-acquired Divvy business, the effect of the transaction on the ability of Bill.com or Invoice2go to retain key personnel and maintain relationships with customers, suppliers and others, the outcome of any legal proceeding related to the transaction and competitive pressures in the markets in which Bill.com and Invoice2go operate. All forward-looking statements in this press release are based on information available to the Company as of the date hereof, and Bill.com disclaims any obligation to update these forward-looking statements.

About Bill.com

Bill.com is a leading provider of cloud-based software that simplifies, digitizes, and automates complex, back-office financial operations for small and midsize businesses. Customers use the

Bill.com platform to manage end-to-end financial workflows and to process payments. The Bill.com AI-enabled, financial software platform creates connections between businesses and their suppliers and clients. It helps manage cash inflows and outflow. The company partners with several of the largest U.S. financial institutions, the majority of the top 100 U.S. accounting firms, and popular accounting software providers. Bill.com is headquartered in San Jose, California. For more information visit www.bill.com.

About Invoice2go

Invoice2go is a technology company that empowers freelancers and small businesses with straightforward tools that simplify their day-to-day workflow. Our software enables users to grow their client base, manage invoicing and payments, maintain financial wellness, build their brand, and much more. To create a free account, go to https://invoice.2go.com, or download from the Apple App Store or Google Play.

Source: Bill.com

IR Contact:

Karen Sansot

ksansot@hq.bill.com

Press Contact:

Oriana Branon

obranon@hq.bill.com

619-997-0299